Filed Pursuant to Rule 433
Registration No. 333-134553
August 23, 2006

Lehman Brothers Holdings Inc.

1M LIBOR Floating Rate Notes due November 24, 2008

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	$925,000,000
Security Type:	Senior Medium Term Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	August 28, 2006 (T+3)
Maturity Date:	November 24, 2008
Coupon:	1-month LIBOR (Telerate Page 3750) plus 0.05%
Interest Payment Dates:	Monthly on the 28th, commencing on September 28, 2006
Interest Determination Dates:	Two London banking days prior to the first day of the relevant interest period
Day Count:	Actual/360
Business Day Convention:	Modified Following, Adjusted
Denominations:	$1,000
CUSIP:	52517PL33
Underwriters:	Lehman Brothers Inc. (98%) (bookrunner)
BBVA Securities Inc & HVB Capital Markets, Inc. (1% each)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.